Exhibit 99.1

Citizens Community Bancorp, Inc. Reports Fiscal First Quarter Results
Quarterly Earnings Increased 20% Year-Over-Year

Eau Claire, WI, January 25, 2016 - Citizens Community Bancorp, Inc. (Nasdaq GM: CZWI) (the "Company"), parent company of Citizens Community Federal N.A. (the “Bank”), a national banking association offering full-service retail banking and commercial lending, today announced unaudited financial results for the first quarter of fiscal 2016. First quarter results reflected increased year-over-year earnings growth, strong capital ratios, and solid asset quality. For the three months ended December 31, 2015, net income was $860,000, or $0.16 per diluted share, compared with net income of $715,000, or $0.14 per diluted share, for the same quarter in the previous year.

Edward H. Schaefer, President and CEO, stated: "We were pleased to see our quarterly earnings increase 20% over the prior year’s first quarter earnings and believe our results represent solid progress in an uncertain economic environment. Our steady asset quality improvement and controlled operating expenses were the primary drivers of earnings improvement for this quarter versus a year ago.”

First Quarter Highlights

•
Asset quality remained excellent. As of December 31, 2015, nonperforming assets were $2.4 million, or 0.42% of total assets, compared with nonperforming assets of $2.6 million, or 0.46% of total assets, as of December 31, 2014.

•
Disciplined expense management. Non-interest expense was $4.1 million for the first quarter of fiscal 2016, compared with $4.5 million for the first quarter of fiscal 2015, primarily due to lower occupancy and professional services costs. “The reduction of non-interest expenses is the result of several years of efficiency improvements involving our branch network and staffing levels," commented Mark C. Oldenberg, Executive Vice President and CFO.

•
Strong capital levels. As of December 31, 2015, the Company and the Bank exceeded all regulatory standards to be considered “well-capitalized”. Book value per share increased to $11.71 at December 31, 2015 from $11.57 at September 30, 2015. "We believe our strong capital levels give us the ability to follow through on our strategic plan priorities that include in market and adjacent market acquisitions as demonstrated by our announced purchase of Central Bank loans and deposits in our Rice Lake and Barron County market." stated Schaefer.

•	Investment portfolio growth. The investment portfolio increased by $7 million or 7.9% to $94.9 million as of December 31, 2015, from $87.9 million at September 30, 2015.

Income Statement and Balance Sheet Overview

Net interest income was $4.6 million for the quarter ended December 31, 2015, versus $4.8 million for the comparable prior year quarter. Prolonged low interest rates adversely affected the net interest margin which was 3.22%, 3.36%, and 3.47% for the three quarters ended December 31, 2015, September 30, 2015, and December 31, 2014, respectively.

Total interest and dividend income declined to $5.7 million for the quarter ended December 31, 2015, compared with $6.0 million for the quarter ended December 31, 2014. This decline resulted from a $12.6 million decrease in total average loans and a 26 basis point decline in the weighted average yield on interest-earning assets.

Total interest expense was relatively stable for the quarter ended December 31, 2015, similar to the quarter ended December 31, 2014, as the weighted average rate paid on interest-bearing liabilities was approximately 90 basis points for both periods. "Deposit runoff from the recent branch closures, along with competitive market rates, has required us to maintain higher rates in our other markets in order to accelerate deposit growth," explained Oldenberg.

As a result of our improved asset quality, the loan loss provision was $75,000 for the most recent quarter compared with $235,000 for the three month period ended December 31, 2014. Net loans charge-off during the quarter ended December 31, 2015 were $130,000, or 0.12% of total average loans, compared to $194,000, or 0.17% of total average loans, during the same period in the previous year. As of December 31, 2015, the Company's allowance for loan losses was $6.4 million and represented 1.42% of total loans, compared to 1.44% and 1.42% of total loans at September 30, 2015, and December 31, 2014, respectively.

Non-interest income decreased to $950,000 for the quarter ended December 31, 2015, compared with $1.0 million for the same period of the prior fiscal year, due to a loan sale premium received in the first quarter of the previous year in the amount of $89,000 and lower deposit fee income.

Total non-interest expense decreased $398,000 to $4.1 million for the quarter ended December 31, 2015, compared with the quarter ended December 31, 2014, as we continue to reduce expenses through operational efficiencies. The $251,000 decrease in occupancy expense reflects our branch rationalization program which, in turn, has resulted in branch closures. "During the first fiscal quarter of 2016, we closed one branch office and are closing two additional branch offices in January 2016." said Oldenberg.

Total assets increased $1.7 million to $581.8 million as of December 31, 2015 from $580.1 million as of September 30, 2015. Over the same time period, total loans increased $3.1 million, or 0.7%.

Non-accruing loans were $848,000 at December 31, 2015, compared with $748,000 at September 30, 2015. Non-performing assets as a percentage of total assets increased slightly to 0.42% as of December 31, 2015, from 0.37% as of September 30, 2015, mainly due to the increase in non-accruing loans.

At December 31, 2015, the Bank's total capital to risk weighted assets was 16.6%, tier 1 capital to risk weighted assets was 15.4% and the tier 1 leverage capital ratio to adjusted total assets was 10.5%.

About the Company

Citizens Community Federal N.A., a wholly owned subsidiary of Citizens Community Bancorp, Inc., is a full-service national bank based in Altoona, Wisconsin, serving more than 50,000 customers in Wisconsin, Minnesota and Michigan through 15 branch locations. The Company’s stock trades on the NASDAQ Global Market under the symbol “CZWI.”

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to consumer demand for the Bank’s products and services; the Bank’s ability to maintain current deposit and loan levels at current interest rates; competitive and technological developments; deteriorating credit quality, including changes in the interest rate environment reducing interest margins; prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; the Bank’s ability to maintain required capital levels and adequate sources of funding and liquidity; maintaining capital requirements may limit the Bank’s operations and potential growth; changes and trends in capital markets; competitive pressures among depository institutions; effects of critical accounting estimates and judgments; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies overseeing the Bank; the Bank’s ability to implement its cost-savings and revenue enhancement initiatives, including costs associated with its branch consolidation and new market branch growth initiatives; legislative or regulatory changes or actions or significant litigation adversely affecting the Bank; fluctuation of the Company’s stock price; the Bank's ability to attract and retain key personnel; the Bank's ability to secure confidential information through the use of computer systems and telecommunications networks; and the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended September 30, 2015 filed with the Securities and Exchange Commission on December 7, 2015. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.

Contact: Mark Oldenberg, CFO
715-836-9994

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
December 31, 2015 (unaudited) and September 30, 2015 (derived from audited financial statements)
(in thousands, except share data)

	December 31, 2015	September 30, 2015
Assets
Cash and cash equivalents	$15,230	$23,872
Other interest-bearing deposits	3,242	2,992
Investment securities (available for sale securities at fair value of $87,161 and $79,921, and held to maturity securities at cost of $7,724 and $8,012 at December 31, 2015 and September 30, 2015, respectively)	94,885	87,933
Non-marketable equity securities, at cost	4,626	4,626
Loans receivable	453,649	450,510
Allowance for loan losses	(6,441)	(6,496)
Loans receivable, net	447,208	444,014
Office properties and equipment, net	2,803	2,669
Accrued interest receivable	1,586	1,574
Intangible assets	90	104
Foreclosed and repossessed assets, net	804	902
Other assets	11,296	11,462
TOTAL ASSETS	$581,770	$580,148
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$457,732	$456,298
Federal Home Loan Bank advances	58,891	58,891
Other liabilities	3,911	4,424
Total liabilities	520,534	519,613
Stockholders' equity:
Common stock— $0.01 par value, authorized 30,000,000, 5,231,265 and 5,232,579 shares issued and outstanding, respectively	52	52
Additional paid-in capital	54,744	54,740
Retained earnings	7,105	6,245
Unearned deferred compensation	(261)	(288)
Accumulated other comprehensive loss	(404)	(214)
Total stockholders' equity	61,236	60,535
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$581,770	$580,148

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations (unaudited)
Three Months Ended December 31, 2015 and 2014
(in thousands, except per share data)

	Three Months Ended
	December 31, 2015	December 31, 2014
Interest and dividend income:
Interest and fees on loans	$5,250	$5,596
Interest on investments	424	364
Total interest and dividend income	5,674	5,960
Interest expense:
Interest on deposits	956	952
Interest on borrowed funds	165	167
Total interest expense	1,121	1,119
Net interest income	4,553	4,841
Provision for loan losses	75	235
Net interest income after provision for loan losses	4,478	4,606
Non-interest income:
Net gains (losses) on sale of available for sale securities	—	2
Net gains (losses) on available for sale securities	—	2
Service charges on deposit accounts	423	472
Loan fees and service charges	321	355
Other	206	205
Total non-interest income	950	1,034
Non-interest expense:
Salaries and related benefits	2,218	2,175
Occupancy	569	820
Office	252	256
Data processing	409	389
Amortization of core deposit intangible	14	14
Advertising, marketing and public relations	137	98
FDIC premium assessment	85	104
Professional services	151	319
Other	259	317
Total non-interest expense	4,094	4,492
Income before provision for income taxes	1,334	1,148
Provision for income taxes	474	433
Net income attributable to common stockholders	$860	$715
Per share information:
Basic earnings	$0.16	$0.14
Diluted earnings	$0.16	$0.14
Cash dividends paid	$—	$—